EX-4.1
                FORM OF SUBSCRIPTION AGREEMENT

                         EVERLERT, INC.

1.  INVESTMENT:

(a)  The undersigned subscribes for ______ shares of Common
Stock of Everlert, Inc. at ________ per share (with warrants
attached hereto as follows:                                          ).

(b) Total subscription price (________ times per number of shares): = $__________.

Signatures: Executed this ____ day of ____________, 1998 at
__________, _____.


X____________________________
X______________________________
Signature (investor or authorized signature)    Signature
(investor or authorized signature)

2.  INVESTOR INFORMATION
_____________________  _______________
_____________________________
Name (type or print)     Social Sec. No.
Address

_____________________  _______________
_____________________________
Name (type or print)     Social Sec. No.
Address

Mailing Address (if different from above):  ________________
__________ _________
Street              City
State     Zip

Business Phone: (    ) ________________  Home Phone: (    )
__________________

3.  TYPE OF OWNERSHIP:     (You must check one box)

1.  [ ] Individual         6.  [ ] Joint Tenants with rights of
Survivorship
2.  [ ] Tenants in Common  7.  [ ] Custodian for _____________________
3.  [ ] Community Property 8.  [ ] Uniform Gifts to Minors Act
                                   of the State of _______
4.  [ ] Partnership        9.  [ ] Corporation
5.  [ ] Trust             10. [ ] Other (explain)

4.  RECEIPT OF DISCLOSURE DOCUMENT:

By executing this subscription agreement, the undersigned acknowledges receipt of current Disclosure Document, as supplemented to the date of this Subscription Agreement, in which terms and conditions of the offering of Common Stock and the risks associated therewith are described.

5.  TERMINATION OF THE OFFERING:

The undersigned understands that the Company may terminate the offering at any time and for any reason. If the offering is so terminated, and the Company, and/or the Escrow Agent, is holding subscriptions that have not been accepted by an authorized representative of the Company, together with the un-accepted subscription agreements, then in that event the subscriptions so held will be returned with any interest earned hereon.

6.  REPRESENTATION AND WARRANTS:

By executing this subscription agreement, the undersigned represents and warrants to the Company that:

(a) Subscriber is buying the Common Stock for Subscribers own subscription account or is buying for the account or benefit of a member or members of Subscriber's immediate family or in a fiduciary capacity for the account of another person or entity and is not purchasing as an agent for another. Furthermore, if Subscriber is purchasing for the account of another person or entity, Subscriber has full authority to execute this Subscription Agreement in such capacity and on behalf of such person or entity.

(b) Subscriber is 18 years of age or over (you must check box) [ ] Yes [ ] No

(c) Subscriber has received, read and understands the Disclosure Document dated: _________________.

(d) Subscriber can afford the entire loss of the purchase price hereto should there be such a loss.

7.  ACCEPTANCE OF SUBSCRIPTION

The Undersigned hereby confirms Subscriber's understanding that the Company has the full right to accept or reject this subscription, providing that the Company must accept or reject the subscription within thirty (30) days after it is received by the Company. In case of rejection of a subscription, contributions of such persons will promptly be returned to such persons without interest thereon.

Please make a copy of your completed Subscription Agreement for yourself after signing.

MAKE CHECK PAYABLE TO:

Everlert, Inc.

SEND SUBSCRIPTION AGREEMENT AND CHECK TO:

Everlert, Inc.
3110 S. Valley View,  Suite 201-K,
Las Vegas, NV 89102

Accepted for the Company this _____ day of _____, 1998


By_____________________ Title________________________